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Exhibit 99.1

[Millennium Chemicals LOGO]
--------------------------------------------------------------------------------
NEWS RELEASE

Contact: Thomas Van Valkenburgh
         Manager of Investor Relations
         (410) 229-8113

                                                           FOR IMMEDIATE RELEASE

   MILLENNIUM CHEMICALS ANNOUNCES THIRD QUARTER OPERATING RESULTS AND OUTLOOK

        -- 3Q04 net income of $0.38 per share on a fully diluted basis --

Hunt Valley, Maryland, November 9, 2004 -- Millennium Chemicals (NYSE-MCH) ("Millennium", or the "Company") today reported net income for the third quarter of 2004 of $28 million or $0.38 per common share on a fully diluted basis. For the corresponding quarter of 2003, Millennium reported a net loss of $28 million or $0.44 per common share. Excluding designated items(1), the third quarter 2004 net income was $29 million or $0.40 per common share on a fully diluted basis compared to a net loss of $21 million or $0.33 per common share for the corresponding quarter of 2003.(2)

Operating income from majority-owned businesses was $45 million in the third quarter of 2004. This compares to an operating loss of $5 million in the third quarter of 2003 and $11 million of operating income in the second quarter of 2004. Sales from all majority-owned businesses were $480 million in the third quarter of 2004 compared to $431 million in the third quarter of 2003 and $488 million in the second quarter of 2004.

----------
(1) The designated item for the third quarter of 2004 is $1 million (after tax) of costs related to the Company's cost reduction program. The designated items for the third quarter of 2003 are $9 million (after tax) of costs related to the Company's cost reduction program and $2 million (after tax) of income related to the Company's collection of a note receivable.

(2) See Table V below for an explanation and quantification of these items, and a reconciliation on a fully diluted basis between income (loss) per common share, as adjusted for these designated items, and income (loss) per common share determined according to accounting principles generally accepted in the United States of America.




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During the third quarter of 2004, Millennium incurred approximately $1 million of advisory fees and other expenses relating to the proposed business combination with Lyondell Chemical Company ("Lyondell"). The transaction is subject to approval by both companies' shareholders and is expected to close after the close of business on November 30, 2004.

TITANIUM DIOXIDE

The Titanium Dioxide segment reported third quarter 2004 operating income of $26 million compared to $7 million of operating income in the third quarter of last year and $10 million of operating income in the second quarter of 2004. Compared to the third quarter of 2003, operating income was higher due to higher sales volume, higher US dollar prices and lower manufacturing costs. Compared to the second quarter of 2004, operating income was higher due to an increase in the average selling price in US dollars and lower manufacturing costs.

In US dollar terms, the average third quarter selling price was 2 percent higher compared to the third quarter of 2003 and 3 percent higher than the second quarter of 2004. The average local currency selling price in the third quarter of 2004 decreased 1 percent from last year's third quarter and increased 3 percent from the second quarter of 2004.

The third quarter 2004 TiO[u]2 sales volume increased 15 percent from the third quarter of last year and decreased 9 percent from the second quarter of 2004. Millennium estimates that the global TiO[u]2 market increased 9 to 11 percent compared to the third quarter of 2003. The continued improvement in global economic conditions primarily accounts for the increased demand.

The third quarter 2004 TiO[u]2 plant production operating rate was 99 percent of annual nameplate capacity of 670,000 metric tons compared to an operating rate of 84 percent in the third quarter of 2003 and 92 percent in the second quarter of 2004. Operating rates in 2003 were based on annual nameplate capacity of 690,000 metric tons.

The third quarter 2004 manufacturing costs per metric ton decreased 4 percent compared to both the second quarter of 2004 and the third quarter of 2003 primarily due to higher operating rates.

Outlook

Operating income for the fourth quarter of 2004 is expected to be seasonally lower than the third quarter of 2004 as we expect seasonally lower demand partially offset by improved pricing. In October of 2004, the average selling price in US dollar terms increased approximately 5 percent compared to the average US dollar selling price in the third quarter of 2004. Plant operating rates are expected to be lower than the third quarter of 2004 due to scheduled plant maintenance activities.




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ACETYLS

The Acetyls segment reported third quarter 2004 operating income of $19 million compared to $6 million in the third quarter of last year and $2 million in the second quarter of 2004. The operating profit improvement from the second quarter of 2004 was primarily attributable to margin improvement driven by higher selling prices, lower costs for natural gas and a return to normal plant operating rates.

In the aggregate, the weighted-average US dollar selling price for VAM and acetic acid in the third quarter of 2004 was 17 percent higher than the third quarter of 2003 and 9 percent higher than the second quarter of 2004. Aggregate sales volume for VAM and acetic acid in the third quarter decreased 15 percent from the third quarter of 2003 and increased 1 percent from the second quarter of 2004.

Outlook

Sales volume in the fourth quarter of 2004 is expected to be similar to the third quarter of 2004. However, the fourth quarter results are difficult to forecast due to high and volatile natural gas prices, which impact both selling prices and cost of goods sold.

SPECIALTY CHEMICALS

The Specialty Chemicals segment reported third quarter 2004 operating income of $1 million compared to an operating loss of $1 million in the third quarter of last year and operating income of $2 million in the second quarter of 2004.

Sales volume decreased 8 percent from the third quarter of 2003 and was 11 percent lower than the second quarter of 2004. Average selling prices increased 10 percent compared to the third quarter of 2003 and increased 9 percent compared to the second quarter of 2004 primarily due to changes in product mix.

Outlook

Operating income in the fourth quarter of 2004 is expected to be similar to the third quarter of 2004 as business conditions are expected to remain stable.

EQUISTAR CHEMICALS, LP

Millennium's 29.5 percent stake in Equistar generated equity earnings on investment of $22 million in the third quarter of 2004 compared to an equity loss of $12 million in the third quarter of 2003 and $12 million equity earnings in the second quarter of 2004.

Compared to the third quarter of 2003, the third quarter of 2004 results improved as a result of increased product margins supplemented by increased sales volumes. Average quarterly prices for ethylene and its major derivatives (polyethylene and ethylene glycol) ranged from 6 1/2 to 8 1/2 cents per pound higher than during the third quarter of 2003. Equistar's average cost-of-ethylene-production metric increased by approximately 4 1/2 cents per pound versus the same period last year, driven by the




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increased cost of crude oil and natural gas-based raw materials. Compared to the third quarter of 2003, ethylene and ethylene derivative sales volumes increased by approximately 140 million pounds or 5.5 percent.

Compared to the second quarter of 2004, the third quarter of 2004 results continued to improve as margin improvements in ethylene derivatives (polyethylene and ethylene oxygenates) were key contributors. Ethylene sales margins were relatively unchanged as ethylene and co-product price increases largely offset raw material costs. Total raw material costs increased by more than $160 million versus the prior quarter. Ethylene and ethylene derivative volumes continued to increase, growing by approximately 65 million pounds or approximately 2.5 percent versus the second quarter.

Outlook

Industry conditions have continued to strengthen through October 2004. Product price increase initiatives are underway for almost all Equistar's products in response to both the strong supply/demand fundamentals and the high level of and volatility in crude oil and natural gas prices. Solid global sales volume growth has tightened industry supply/demand conditions, which, in turn, has led to modest margin improvement despite significant increases in raw material costs. Subject to the uncertainties of any significant economic slowdown or global disruption, these industry conditions and resulting improving cyclical trends are expected to continue. While there is significant uncertainty related to the potential near-term earnings impacts of raw material price volatility and seasonality, positive longer-term trends appear to be well established.

DEBT AND CAPITAL SPENDING

Net debt (total debt less cash) at September 30, 2004 totaled $1.094 billion versus $1.217 billion at June 30, 2004. The reduction in net debt was achieved through higher profitability, a $29.5 million distribution from Equistar and capital spending at a level lower than depreciation and amortization. Net interest expense was $24 million in the third quarter of 2004 compared to $23 million in the third quarter of 2003.

Capital spending in the third quarter of 2004 was $15 million compared to $10 million in the third quarter of 2003. Full year capital spending in 2004 is expected to be approximately $60 million. Depreciation and amortization expense in the third quarter was $24 million compared to $28 million in the third quarter of 2003.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.




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Millennium Chemicals is:

o The second-largest producer of TiO[u]2 in the world, the largest merchant seller of titanium tetrachloride and a producer of silica gel and cadmium-based pigments;

o The second-largest producer of acetic acid and vinyl acetate monomer in North America;

o    A leading producer of terpene-based fragrance and flavor chemicals; and,

o Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans," or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in filings that Millennium makes with the Securities and Exchange Commission, in press releases or in written or oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations reflecting current assumptions about future events. Actual events or results may differ materially. Factors that could cause such a difference include: Millennium's ability to complete its proposed business combination with Lyondell within the expected time frame or at all; the cyclicality and volatility of the chemical industries in which Millennium and Equistar operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industries to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors, in particular the events in the Middle East; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium's minority interest in Equistar, and Millennium's contractual commitments regarding possible future capital contributions to Equistar; changes in the cost of energy and raw materials, particularly natural gas and ethylene, and Millennium's and Equistar's ability to pass on cost increases to their respective customers; Millennium's substantial indebtedness and its impact on Millennium's cash flow, business operations and ability to obtain additional financing; Millennium's ability to comply with the covenants and other restrictions in Millennium's debt instruments, a failure of which could lead to additional restrictions, costs, or an acceleration of Millennium's indebtedness; limitations on credit extended to Millennium and demands from creditors and suppliers for additional credit restrictions or security; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium's and Equistar's current and former operations; pricing and other competitive pressures; and legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead-based paints and lead pigments, asbestos and other materials), ongoing and future tax audits, pension and retiree medical costs, and other claims. A further description of these risks, uncertainties and other matters can be found in
Exhibit 99.1 to Millennium's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange commission (the "SEC") on March 12, 2004 and Millennium's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, including Exhibit 99.1 thereto, which will be filed with the SEC in November 2004. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

In addition, on October 15, 2004, Lyondell filed with the SEC the definitive joint proxy statement/prospectus regarding the proposed transaction between Lyondell and Millennium. Investors and security holders are urged to read that document and any other relevant documents filed or that will be filed with the SEC, as they become available, because they contain, or will contain, important information. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other documents filed by Lyondell and Millennium with the SEC at the SEC's web site at www.sec.gov. The definitive joint proxy statement/prospectus and the other documents filed by Millennium may also be obtained free from Millennium by calling Millennium's Investor Relations department at 410-229-8113.




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                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (Millions, except per share data)

TABLE I

                                                              Three months ended   Nine months ended
                                                                 September 30,       September 30,
                                                              ------------------   -----------------
                                                                 2004      2003      2004      2003
                                                               -------   -------   -------   -------
Net sales                                                      $   480   $   431   $ 1,433   $ 1,262
Operating costs and expenses
   Cost of products sold                                           373       362     1,174     1,019
   Selling, development and administrative                          33        31        99        98
   Depreciation and amortization                                    24        28        72        83
   Asset impairment charges                                          3        --        11        --
   Combination costs                                                 1        --         5        --
   Reorganization and office closure costs                           1        15         3        16
                                                               -------   -------   -------   -------
Operating income (loss)                                             45        (5)       69        46
Net interest expense                                               (24)      (23)      (73)      (68)
Earnings (loss) on Equistar investment
      - operating income (loss)                                     38         3        85       (14)
      - interest                                                   (16)      (15)      (49)      (45)
      - loss on sale of assets                                      --        --        --        (4)
      - debt prepayment cost                                        --        --        --        (6)
Net other income (expense)                                           1         2        (1)        1
                                                               -------   -------   -------   -------

Income (loss) before income taxes, minority interest and
   cumulative effect of accounting change                           44       (38)       31       (90)
(Provision for) benefit from income taxes                          (14)       11       (15)       32
                                                               -------   -------   -------   -------

Income (loss) before minority interest and cumulative
   effect of accounting change                                      30       (27)       16       (58)
Minority interest                                                   (2)       (1)       (5)       (5)
                                                               -------   -------   -------   -------

Income (loss) before cumulative effect of accounting change         28       (28)       11       (63)
Cumulative effect of accounting change                              --        --        --        (1)
                                                               -------   -------   -------   -------
Net income (loss)                                              $    28   $   (28)  $    11   $   (64)
                                                               =======   =======   =======   =======

Basic EPS ($/share)
      - before accounting change                               $  0.43   $ (0.44)  $  0.17   $ (0.98)
      - from accounting change                                      --        --        --     (0.02)
                                                               -------   -------   -------   -------
      - after accounting change                                $  0.43   $ (0.44)  $  0.17   $ (1.00)
                                                               =======   =======   =======   =======

Weighted-average number of shares used to
   compute basic EPS                                            65,428    64,051    64,963    63,960




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
Diluted EPS ($/share)
      - before accounting change                               $  0.38   $ (0.44)  $  0.17   $ (0.98)
      - from accounting change                                      --        --        --     (0.02)
                                                               -------   -------   -------   -------
      - after accounting change                                $  0.38   $ (0.44)  $  0.17   $ (1.00)
                                                               =======   =======   =======   =======

Weighted-average number of shares used to compute diluted
   EPS                                                          76,976    64,051    65,273    63,960




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                            MILLENNIUM CHEMICALS INC.
                               SEGMENT INFORMATION
                                   (Millions)

TABLE II

                                      2004                     2003
                                ---------------   ------------------------------
                                 1Q    2Q    3Q    1Q    2Q    3Q    4Q      FY
                                ---   ---   ---   ---   ---   ---   ----   -----
NET SALES
Titanium Dioxide                333   363   342   288   293   293    298   1,172
Acetyls                         106   101   115   102    99   115    105     421
Specialty Chemicals              26    24    23    25    24    23     22      94
                                ---   ---   ---   ---   ---   ---   ----   -----
Total                           465   488   480   415   416   431    425   1,687

OPERATING INCOME (LOSS)
Titanium Dioxide (1)             12    10    26    21    23     7   (102)    (51)
Acetyls                           9     2    19     7     5     6      9      27
Specialty Chemicals               2     2     1     2     2    (1)    (1)      2
Other (2)                       (10)   (3)   (1)   (3)   (6)  (17)    (3)    (29)
                                ---   ---   ---   ---   ---   ---   ----   -----
Total                            13    11    45    27    24    (5)   (97)    (51)

DEPRECIATION AND AMORTIZATION
Titanium Dioxide                 19    19    20    22    23    24     25      94
Acetyls                           3     3     2     3     3     2      3      11
Specialty Chemicals               2     2     2     2     2     2      2       8
                                ---   ---   ---   ---   ---   ---   ----   -----
Total                            24    24    24    27    28    28     30     113

CAPITAL SPENDING
Titanium Dioxide                  9    12    14     7    10     9     16      42
Acetyls                           1     1    --    --    --     1      2       3
Specialty Chemicals              --    --     1     1     1    --      1       3
                                ---   ---   ---   ---   ---   ---   ----   -----
Total                            10    13    15     8    11    10     19      48

(1) The Titanium Dioxide segment includes $103 million of asset impairment charges in the fourth quarter of 2003 associated primarily with the writedown of property, plant, and equipment at Millennium's Le Havre, France manufacturing plant.

(2) The Other segment includes $6 million of expenses related to an increase in legal and environmental contingency liabilities for predecessor businesses in the first quarter of 2004, combination costs of $3 million in the first quarter of 2004 and $1 million in both the second quarter and third quarter of 2004, and reorganization and office closure costs of $1 million in each of the first, second and third quarters of 2004. The Other segment also includes reorganization and office closure costs of $1 million in the second quarter of 2003, $15 million in the third quarter of 2003 and $2 million in the fourth quarter of 2003, in each case associated with the Company's cost reduction program announced in July 2003.




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                            MILLENNIUM CHEMICALS INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Millions)

Table III

                                                       September 30,   December 31,
                                                           2004            2003
                                                       -------------   ------------
ASSETS
Current assets
   Cash and cash equivalents                               $  313         $  209
   Trade receivables, net                                     342            277
   Inventories                                                370            457
   Other current assets                                        71             65
                                                           ------         ------

         Total current assets                               1,096          1,008

Property, plant and equipment, net                            719            766
Investment in Equistar                                        475            469
Other assets                                                   42             51
Goodwill                                                      104            104
                                                           ------         ------

         Total assets                                      $2,436         $2,398
                                                           ======         ======

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
      Notes payable                                        $   --         $   --
      Current maturities of long-term debt                      6              6
      Trade accounts payable                                  268            236
      Income taxes payable                                      7              5
      Accrued expenses and other liabilities                  161            124
                                                           ------         ------

         Total current liabilities                            442            371

Long-term debt                                              1,401          1,461
Deferred income taxes                                         276            272
Other liabilities                                             314            325
                                                           ------         ------

         Total liabilities                                  2,433          2,429

Minority interest                                              30             27
Shareholders' deficit                                         (27)           (58)
                                                           ------         ------
         Total liabilities and shareholders' deficit       $2,436         $2,398
                                                           ======         ======




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                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Millions)

TABLE IV

                                                              Nine months ended
                                                                September 30,
                                                             -------------------
                                                                 2004    2003
                                                                -----   -----
Cash flows from operating activities:
   Net income (loss)                                            $  11   $ (64)
   Adjustments to reconcile net loss to
      net cash provided by (used in) operating activities:
         Cumulative effect of accounting change                    --       1
         Depreciation and amortization                             72      83
         Deferred income tax provision (benefit)                    8     (43)
         (Earnings) loss on Equistar investment                   (36)     69
         Net change in trade working capital                       56    (104)
         Minority interest and other                               17       5
         Net change in other assets and liabilities                16       4
                                                                -----   -----

Cash provided by (used in) operating activities                   144     (49)
                                                                -----   -----
Cash flows from investing activities:
   Capital expenditures                                           (38)    (29)
   Distribution from Equistar                                      30      --
   Proceeds from sale of property, plant and equipment              1      --
                                                                -----   -----

Cash used in investing activities                                  (7)    (29)
                                                                -----   -----
Cash flows from financing activities:
   Dividends to shareholders                                       --     (17)
   Net (repayment of) proceeds from borrowings                    (55)    119
   Proceeds from exercise of stock options                         15      --
                                                                -----   -----

Cash (used in) provided by financing activities                   (40)    102
                                                                -----   -----

Effect of exchange rate changes on cash                             7       9
                                                                -----   -----
Increase in cash and cash equivalents                             104      33
Cash and cash equivalents at beginning of year                    209     125
                                                                -----   -----

Cash and cash equivalents at end of period                        313     158
                                                                =====   =====




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                            MILLENNIUM CHEMICALS INC.
                               GAAP RECONCILIATION
                        (MILLIONS, EXCEPT PER SHARE DATA)

Table V

                                          Three months ended   Three months ended
                                          September 30, 2004   September 30, 2003
                                          ------------------   ------------------
                                              Net                  Net
                                            Income   EPS(1)       Loss   EPS(2)
                                            ------   ------       ----   ------
Reported GAAP                                 $28     $0.38       $(28)  $(0.44)

Reorganization and office closure costs         1      0.02          9     0.14
Collection of note receivable                  --        --         (2)   (0.03)
                                              ---     -----       ----   ------

As adjusted                                   $29     $0.40       $(21)  $(0.33)
                                              ===     =====       ====   ======

                                           Nine months ended    Nine months ended
                                          September 30, 2004   September 30, 2003
                                          ------------------   ------------------
                                              Net                  Net
                                            Income   EPS(1)       Loss   EPS(2)
                                            ------   ------       ----   ------
Reported GAAP                                 $11     $0.17       $(64)  $(1.00)

Combination costs                               3      0.05         --       --
Reorganization and office closure costs         2      0.03         10     0.16
Increase in legacy liabilities                  4      0.06         --       --
Cumulative effect of accounting change
   for asset retirement obligations            --        --          1     0.02
Collection of note receivable                  --        --         (2)   (0.03)
Company's share of Equistar's:
   Loss on sale of assets                      --        --          3     0.04
   Debt prepayment costs                       --        --          4     0.06
                                              ---     -----       ----   ------

As adjusted                                   $20     $0.31       $(48)  $(0.75)
                                              ===     =====       ====   ======

(1) Earnings per share on a fully diluted basis

(2) Approximately 286 and 284 shares of common stock issuable for options, awards and shares held in trust for certain employee benefit plans for the three month and nine month periods ended September 30, 2003, respectively, were excluded from the calculation of EPS because the effect would be antidilutive.